Exhibit 10.1

WOOD COUNTY DEVELOPMENT AUTHORITY

AND

COLDWATER CREEK INC.

AMENDED AND RESTATED LEASE AGREEMENT

Dated as of January 10, 2006

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions	2

Section 1.2. Rules of Construction	5

ARTICLE II
REPRESENTATIONS AND COVENANTS

Section 2.1. Representations and Covenants of Lessor	6

Section 2.2. Representations and Covenants of Lessee	7
ARTICLE III
TITLE INSURANCE

Section 3.1. Title	9

Section 3.2. Title Insurance	9
ARTICLE IV
CONSTRUCTION AND EQUIPPING OF THE EXPANSION

Section 4.1. Plans and Specifications for the Expansion	10

Section 4.2. Construction and Equipping of Expansion by PWCADC	10

Section 4.3. Change Orders	10

Section 4.4. Inspections During Construction Period	10

Section 4.5. Insurance During Construction Period	10

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ARTICLE VII

DAMAGE, DESTRUCTION AND CONDEMNATION

Section 7.1. Damage or Destruction of the Existing Campus	19

Section 7.2. Condemnation	19

Section 7.3. Condemnation of Lessee-Owned Property	20

ARTICLE VIII

SPECIAL COVENANTS

Section 8.1. No Warranty of Condition or Suitability of Purpose	21

Section 8.2. Hold Harmless Provisions	22

Section 8.3. Right to Inspect Existing Campus and the Expanded Campus	23

Section 8.4. Lessee to Maintain Its Existence	23

Section 8.5. Qualification in State	23

Section 8.6. Compliance With Orders, Ordinances. Etc	23

ARTICLE IX

RELEASE OF CERTAIN LAND; ASSIGNMENTS AND SUBLEASING

Section 9.1. Restriction on Sale; Release of Certain Land	25

Section 9.2. Assignment and Subleasing by Lessee	25

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.1. Events of Default Defined	26

Section 10.2. Lessor’s Remedies on Default by Lessee	27

Section 10.3. Lessee’s Remedies on Default by Lessor	27

Section 10.4. Remedies Cumulative	27

Section 10.5. No Additional Waiver Implied by One Waiver	28

Section 10.6. Liquidated Damages	28

ARTICLE XI

EARLY TERMINATION OF LEASE AGREEMENT;

OPTION TO PURCHASE IN FAVOR OF LESSEE

Section 11.1. Early Termination of Lease Agreement	29

Section 11.2. Conditions to Early Termination of Lease Agreement	29

Section 11.3. Option to Purchase	29

Section 11.4. Conveyance on Purchase	30

ARTICLE XII

ARBITRATION

Section 12.1. General Provision	31

Section 12.2. Selection	31

Section 12.3. Rulings	31

Section 12.4. Fees	32

Section 12.5. Extension of Time Pending Arbitration	32

ARTICLE XIII

COVENANTS, CONDITIONS AND RESTRICTIONS; PARK MASTER PLAN

Section 13.l. Park Covenants, Conditions and Restrictions/Master Plan	33

Section 13.2. Signage	33

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THIS AMENDED AND RESTATED LEASE AGREEMENT dated as of January 10, 2006, (the “Lease Agreement”) is between the Wood County Development Authority, a public instrumentality duly organized and validly existing under the laws of the State of West Virginia, having its office at 408 Juliana Street, Parkersburg, West Virginia 26102 (the “Lessor”), and Coldwater Creek Inc., a for profit corporation duly organized and validly existing under the laws of the State of Delaware and authorized to do business in the State of West Virginia, having its principal office at One Coldwater Creek Drive, Sandpoint, Idaho 83864 (the “Lessee”):

RECITALS

WHEREAS, the Lessee presently operates a state-of-the-art distribution center and call center located in a 610,000 square foot facility (the “Existing Facility”) on a site containing approximately 60 acres (the “Site”) in the City of Parkersburg, Wood County, West Virginia (together the Existing Facility and the Site are referred to as the “Existing Campus”);

WHEREAS, pursuant to an Assignment and Assumption of Lease, dated as of May 27, 1999, the Lessor does lease the Existing Campus to the Lessee, and the Lessee does lease the Existing Campus from the Lessor pursuant to that certain Lease Agreement, dated as of June 12, 1998, made by the Parkersburg-Wood County Area Development Corporation (“PWCADC”), as original lessor, amended by that certain First Amendment and Supplement to Lease Agreement dated as May 27, 1999 (the “First Amendment”), amended by that certain Second Amendment and Supplement to Lease Agreement dated as of July 1, 2004 (the “Second Amendment”) (as amended, the “Original Lease”);

WHEREAS, the Lessor is willing to proceed with an expansion of the Existing Facility by PWCADC which expansion would be the construction of an approximately 352,824 Sq. Ft. addition to the Existing Facility (the “Expansion”) on approximately 11.31 acres of the Site (the “Expansion Site”);

WHEREAS, the Lessor will own the Expansion upon the Delivery Date and the Lessor proposes to lease the Expansion to the Lessee from and after the Delivery Date, and the Lessee desires to lease the Expansion from the Lessor from and after such date;

WHEREAS, the Lessee proposes to sublease the Expansion Site to PWCADC from the Commencement Date as defined in the Sublease until the earlier of the Delivery Date or the Expiration Date;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Lease is hereby amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. The following words and terms shall have the following meanings unless the context otherwise requires:

“Alterations” means alterations, modifications, additions, improvements and betterments of any kind to the Existing Campus, and from and after the Delivery Date, to the Expanded Campus, other than the normal day-to-day maintenance and repairs.

“Campus Delivery Date” means June 21, 1999, the date on which the Existing Campus was ready for occupancy and the Lessee took possession of the Existing Campus and the Lessee delivered the Certificate of Acceptance for the Existing Campus to the Lessor.

“Commencement Date” means the date hereof, subject to the provisions of Section 5.1.

“Construction Period” means that period of time commencing as of the Commencement Date as defined in the Sublease and continuing to the Delivery Date during which PWCADC constructs and equips the Expansion.

“Cost of the Project” means the total aggregate cost of leasing the Expansion Site and the construction and equipping of the Expansion based upon the Plans and Specifications as of the Commencement Date.

“County” means Wood County, West Virginia.

“Delivery Date” means the date on which the Expansion is ready for occupancy and the Lessee takes possession of the Expanded Campus and the Lessee delivers the Certificate of Acceptance for the Expanded Campus to the Lessor substantially in the form of Exhibit A attached hereto and made a part hereof.

“Existing Campus” means the Existing Facility (including Fixtures affixed to and incorporated into the Existing Facility) and the Site leased to the Lessee as contemplated by the Original Lease.

“Expanded Campus” means the Existing Facility, the Expansion and the Site.

“Expansion” means the addition to the Existing Facility to be constructed on the Expansion Site in accordance with the Plans and Specifications.

“Expansion Site” means that certain parcel of real property of approximately 11.31 acres located in the Parkersburg Business Park, Parkersburg, West Virginia, as more completely described in the Legal Description attached hereto as Exhibit B, and all buildings and improvements now or hereafter situated thereon, and being a part and parcel of the Site, currently owned by the Lessor.

“Expiration Date” means the twentieth (20th) anniversary of the Delivery Date, and in the event the Delivery Date does not occur, means June 20, 2019.

“Fixtures” means (i) all appliances, parts, instruments, appurtenances, accessories and other miscellaneous equipment of whatever nature which may from time to time be affixed to or incorporated in the Existing Campus and, on and after the Delivery Date, the Expanded Campus, and (ii) Replacement Parts.

“Hazardous Materials and Hazardous Substances” means any hazardous material or hazardous substances as defined by any federal or state environmental law.

“Lease Documents” means the Original Lease, the Assignment and Assumption of Lease and this Lease Agreement and any other instruments, agreements, certificates and documents necessary to consummate the transactions contemplated in the Original Lease and in this Lease Agreement.

“Lease Term” means the period beginning on the Commencement Date and ending on the Expiration Date, unless the Lease shall have been terminated earlier pursuant to the terms hereof.

“Lender” means the entity or, collectively, the entities, who are specified as parties to whom amounts are payable under the Notes.

“Lessor” means the Wood County Development Authority and its successors and assigns.

“Notes” means the promissory notes and any amendment, modification or extension of any of said notes which the Lessor has executed and delivered for or in connection with the financing of the Existing Campus and the promissory notes which the Lessor has or will execute and deliver for or in connection with the financing of the Expansion and the Expanded Campus.

“Net Proceeds” means the gross proceeds from any insurance recovery or condemnation award remaining after payment of attorneys’ fees, the costs of reparations to the Site as may be required of Lessor by law, and all other expenses incurred in the collection of such gross proceeds.

“Park” means the Parkersburg Business Park, Parkersburg, West Virginia.

“Parts” means all appliances, parts, instruments, appurtenances, accessories and other miscellaneous equipment of whatever nature, which may from time to time be incorporated or installed in or attached to the Existing Campus, and on or after the Delivery Date, to the Expanded Campus, or the Fixtures.

“Person” means any individual, association, unincorporated organization, corporation, partnership, joint venture, business trust or a government, or an agent or a political subdivision thereof, or any other entity.

“Permitted Encumbrances” means (i) the Original Lease, (ii) this Lease Agreement, (iii) liens granted to the Lender under the Notes, (iv) liens for taxes either not yet delinquent or being contested by the Lessee in good faith with due diligence and by appropriate proceedings (and for the payment of which adequate reserves or appropriate bonding has been provided), but only if the nonpayment of any such tax or the contest of any such payment in such proceedings does not adversely affect the title, property or rights of Lessor or the Lender, (v) any contractors, materialmen, mechanics, workmen, repairmen, employees or other like liens arising in the ordinary course of business of the Lessee and not delinquent (and for the payment of which adequate reserves or appropriate bonding has been provided), (vi) those items set forth in Schedule B to the title insurance commitment relating to the Site, (vii) liens, exclusive of any listed in clauses (i) through (vi) hereof, incurred in the ordinary course of business including without limitation tangible personal property, office equipment or furniture leases and security interests, liens and encumbrances relating to procurement of utilities, cable television, other telecommunication equipment or component parts and supplies for the use in the operations of the Lessee at the Site, and (viii) liens otherwise permitted, i.e., not expressly prohibited, under the terms of this Lease Agreement.

“Plans and Specifications” means the plans and specifications for construction of the Expansion which the Lessee has provided to Lessor pursuant to Section 4.1 hereof, and any changes thereto as provided for pursuant to Section 4.3 hereof.

“Rent” means the rent payable pursuant to Article V hereof.

“Rent Factor” means that percentage which shall be agreed to by the Lessor and the Lessee on the Commencement Date.

“Replacement Parts” has the meaning set forth in Section 6.3 hereof.

“Site” means that certain parcel of real property of approximately 60 total acres located in the Parkersburg Business Park, Parkersburg, West Virginia, currently owned by the Lessor, as more completely described in the Legal Description attached hereto as Exhibit C, and all buildings and improvements now or hereafter situated thereon.

“State” means the State of West Virginia.

“Sublease” means the Sublease Agreement by and between Lessee as Sublessor and PWCADC as Sublessee covering the Expansion Site for the Construction Period.

“Supplement” means any Lease Agreement supplemental to, and authorized and executed pursuant to the terms of, this Lease Agreement.

“Total Project Cost” means the total aggregate cost of real property and the acquisition, construction and installation of the improvements thereon in accordance with the Plans and Specifications (as defined in the Original Lease) for the Existing Campus and with the Plans and Specifications for the Expansion.

Section 1.2. Rules of Construction. The following rules shall apply to the construction of this Lease Agreement unless the context otherwise requires:

(a) Singular words shall connote the plural number as well as the singular and vice versa.

(b) Words importing the masculine, feminine or neutral gender shall include any other gender.

(c) All references herein to particular articles or sections are references to articles or sections of this Lease Agreement unless otherwise indicated.

(d) The headings and table of contents herein are solely for convenience of reference and shall not constitute a part of this Lease Agreement nor shall they affect its meaning, construction or effect.

ARTICLE II

REPRESENTATIONS AND COVENANTS

Section 2.1. Representations and Covenants of Lessor. The Lessor makes the following representations and covenants as the basis for the undertakings on its part herein contained:

(a) The Lessor is a public instrumentality duly created and validly existing under the laws of the State of West Virginia, authorized to do business in the State of West Virginia, and has the power and authority to execute, deliver and perform each of the Lease Documents to which it is a party. Each of the Lease Documents to which Lessor is a party has been duly authorized, executed and delivered by the Lessor, when appropriate.

(b) The Lessor holds good and marketable title to the Site and the Existing Campus and, upon the Delivery Date, the Lessor under this Lease Agreement will hold good and marketable title to the Expanded Campus including without limitation the Fixtures, and will lease the Expanded Campus to the Lessee pursuant to this Lease Agreement, all for the promotion of the social and economic welfare of the County and the surrounding area.

(c) Neither the execution and delivery of any of the Lease Documents to which Lessor is a party or the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions of any of the Lease Documents to which Lessor is a party will conflict with or result in a breach of the Lessor’s enabling ordinance, or of any restriction or any agreement or instrument to which the Lessor is a party or by which it is bound, or result in the creation or imposition of any lien of any nature upon any property of the Lessor under the terms of any such ordinance, restriction, agreement or instrument, except for Permitted Encumbrances.

(d) No litigation, inquiry or investigation of any kind in or by any judicial or administrative court or agency is pending or, to its knowledge, threatened against the Lessor with respect to (i) the existence of the Lessor, (ii) its authority to execute or deliver this Lease Agreement or any of the Lease Documents to which it is a party, (iii) the validity or enforceability of the Lease Documents or the transactions contemplated hereby or thereby, or (iv) the title of any officer of the Lessor who executed the Lease Documents. No such authority or proceedings have been repealed, revoked, rescinded or amended and all are in full force and effect.

(e) Each of the Lease Documents executed and delivered by Lessor constitutes a legal, valid and binding obligation of the Lessor enforceable against the Lessor in accordance with its terms.

Section 2.2. Representations and Covenants of Lessee. The Lessee makes the following representations and covenants as the basis for the undertakings on its part herein contained:

(a) The Lessee is a for-profit business corporation duly organized and validly existing under the laws of the State of Delaware, authorized to do business in the State of West Virginia, and has the corporate power and authority to execute, deliver and perform each of the Lease Documents to which it is a party. Each of the Lease Documents to which Lessee is a party has been duly authorized, executed and delivered by the Lessee, when appropriate.

(b) Neither the execution and delivery of any of the Lease Documents to which Lessee is a party or the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions of any of the Lease Documents to which Lessee is a party will conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the Lessee’s Articles of Incorporation, By-laws, as amended, or any corporate restriction or any agreement or instrument to which the Lessee is a party or by which it is bound, or result in the creation or imposition of any lien of any nature upon any of the property of the Lessee under the terms of any such Articles of Incorporation, By-laws, restriction, agreement or instrument, except for Permitted Encumbrances.

(c) No litigation, inquiry or investigation of any kind in or by any judicial or administrative court or agency is pending or, to its knowledge, threatened against the Lessee with respect to (i) the existence of the Lessee, (ii) its authority to execute or deliver this Lease Agreement or any of the Lease Documents, (iii) the validity or enforceability of the Lease Documents or the transactions contemplated hereby or thereby, or (iv) the title of any officer of the Lessee who executed the Lease Documents. No such authority or proceedings have been repealed, revoked, rescinded or amended and all are in full force and effect.

(d) Each of the Lease Documents to which Lessee is a party constitutes a legal, valid and binding obligation of the Lessee enforceable against the Lessee in accordance with its terms.

(e) To the extent such representations and warranties are true and correct on the date certified, Lessee shall at the request of Lessor provide to Lender the following representations and warranties:

(i) Lessee is a duly organized and validly existing corporation under the laws of the State of Delaware, all corporate fees and taxes have been timely paid by Lessee, and Lessee is authorized to do business in and is in good standing under the laws of the State of West Virginia.

(ii) The execution, delivery and performance of the Lease Agreement and the Sublease are within Lessee’s corporate powers, have been duly authorized by Lessee and are not in contravention of the law, the terms of its articles of incorporation, bylaws, or other corporate papers, or of any indenture or agreement to which Lessee is a party or by which it is bound.

(iii) Lessee’s exact legal name is “Coldwater Creek Inc.,” and Lessee has not, during the preceding five (5) years, been known as or used any other corporate, fictitious or trade name other than subsidiaries or branding identifications, nor has it been the surviving corporation of a merger or consolidation of another corporation.

(iv) All information at any time furnished to Lessor by Lessee for delivery to Lender concerning the financial condition of Lessee has been prepared on a basis consistent with that of prior financial periods, is true and correct and fairly discloses the financial condition of Lessee as of the date of the statement.

(v) The conditions, representations, warranties and covenants to be satisfied or made by Lessee as required under the Lease Agreement and the Sublease will, when executed and delivered by Lessee, constitute the legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with their respective terms.

(vi) No litigation or other claim or demand is pending or threatened against Lessee other than litigation, claims or other events, if any, that have been disclosed to and acknowledged by Lessor in writing.

(vii) The Letter of Credit constitutes a legal, valid and binding obligation of the issuer thereof enforceable against the issuer thereof in accordance with its terms, and Lessee expressly consents to the collateral assignment of the Letter of Credit by Lessor to Lender.

(f) Upon written request of Lessor, Lessee, as directed by Lessor, shall provide Lessor with a certificate executed by its Chief Financial Officer or other officer or person acceptable to Lessor, certifying that the representations, warranties and covenants of Lessee set forth in this Lease Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no event of default exists under this Lease Agreement.

ARTICLE III

TITLE INSURANCE

Section 3.1. Title. The Lessor holds good and marketable title to the Site.

Section 3.2. Title Insurance. The Lessor has obtained or will obtain title insurance for the benefit of the Lessor in an amount equal to the amount, if any, required by Lender, insuring title to the Site and the improvements thereon.

ARTICLE IV

CONSTRUCTION AND EQUIPPING OF THE EXPANSION

Section 4.1. Plans and Specifications for the Expansion. Lessee has provided Lessor with, and Lessor has agreed to, specific Plans and Specifications relating to the construction and equipping of the Expansion, a summary of which is attached hereto as Exhibit D and made a part hereof (the “Plans and Specifications”).

Section 4.2. Construction and Equipping of Expansion by PWCADC. PWCADC, and as appropriate Lessor, shall enter into such contracts and agreements as may be necessary to enable the Expansion to be constructed and equipped in accordance with the Plans and Specifications, including any Change Orders which the Lessee may request during the course of the construction and equipping of the Expansion pursuant to Section 4.3 of this Lease Agreement.

Section 4.3. Change Orders. If during the course of the construction of the Expansion, the Lessee desires to make any change in the Plans and Specifications, such change shall be submitted in writing to the Lessor, which shall constitute approval of such change as a change order for purposes of the relevant construction contract(s), unless Lessor gives Notice to Lessee of its objection to the change order in writing within seven (7) calendar days of actual receipt of the change order by Lessor. No change order, after allowances and adjustments, shall cause the costs of construction to exceed the Cost of the Project Any change orders under this Section shall be deemed incorporated into and made a part of the Plans and Specifications for purposes of this Lease Agreement.

Section 4.4. Inspections During Construction Period. Throughout the Construction Period, Lessee shall have the right to inspect the construction site at any time.

Section 4.5. Insurance During Construction Period. During the Construction Period, Lessor shall maintain or cause to be maintained “all-risk” and “extended risk” property insurance and builder’s risk and fire insurance, in each case with respect to the Expansion Site (covering physical loss or damage to the Expansion).

ARTICLE V

DEMISING CLAUSES AND RENTAL PROVISIONS

Section 5.1. Demise of Existing Campus, and on and after the Delivery Date, the Expanded Campus. This Lease Agreement constitutes a continuation of the Original Lease, and by this Lease Agreement, the Lessor hereby leases the Existing Campus to the Lessee and the Lessee hereby leases from the Lessor the Existing Campus and, on and from the Delivery Date, the Expanded Campus, all upon the terms and conditions of this Lease Agreement. On the Delivery Date, the Lessee shall execute and deliver a Certificate of Acceptance with respect to the Expansion to the Lessor, which delivery shall constitute Lessee’s acceptance of the Expanded Campus under this Lease Agreement and the Lessee’s confirmation that this Lease Agreement as of the Delivery Date covers and incorporates the Expanded Campus upon the terms and conditions set forth herein.

The Lessor hereby grants and conveys unto the Lessee a permanent easement for the construction, erection, maintenance, repair, removal and replacement of any and all structures or improvements situate on the Existing Campus and used in or for the Expansion.

Section 5.2. Duration of Lease Term; Quiet Enjoyment.

(a) The leasehold estate in the Existing Campus created hereby commenced on the Campus Delivery Date.

(b) The Lessor shall deliver to the Lessee sole and exclusive possession of the Expanded Campus (subject to Sections 8.3 and 10.2 hereof), and the leasehold estate created hereby in the Expansion shall commence on the Delivery Date, and the Lessee shall accept possession of the Expanded Campus on the Delivery Date.

(c) Except as provided in Section 10.2 and Section 10.3 hereof, the leasehold estate in the Expanded Campus created hereby shall terminate at 11:59 p.m. on to the Expiration Date or on such earlier date as may be permitted by Section 5.3, 11.1 and 11.3 hereof. By definition, if the Delivery Date occurs, the Expiration Date shall be 20 years from the Delivery Date, provided, however, that the aforesaid expiration date may be reduced by a period of up to 30 months upon the request of the Lessee made no less than 45 days prior to the Delivery Date, consent to which request shall not be unreasonably withheld by the Lessor.

(d) Except as provided in Sections 8.3 and 10.2 hereof, the Lessor shall neither take nor suffer or permit any action to prevent the Lessee during the Lease Term from having quiet and peaceable possession and enjoyment of the Existing Campus and, on and after the Delivery Date, the Expanded Campus, and will cooperate with the Lessee in order that the Lessee may have quiet and peaceful possession and enjoyment of the Existing Campus and, on and after the Delivery Date, the Expanded Campus, as hereinabove provided. Accordingly, the Lessor shall not grant, pledge, mortgage, hypothecate or otherwise convey any mortgage, security interest or pledge or permit any encumbrance, except Permitted Encumbrances, to be placed on the Existing Campus and, on and after the Delivery Date, the Expanded Campus, or the Fixtures without the express written consent of the Lessee.

Section 5.3. Basic Rent.

(a) The Lessee shall make, in advance, monthly payments to Lessor commencing on January 21, 2006, and thereafter payable on the 21st day of each consecutive month over the Lease Term. The Basic Rent payment schedule over the Lease Term of this Lease Agreement is attached hereto as Exhibit E and is incorporated herein by reference.

(b) The Lessee, under the provisions of this Section 5.3, agrees to make the above-mentioned payments in immediately available funds and without any further notice in lawful money of the United States of America. In the event the Lessee shall fail to timely make any payment required in this Section 5.3, the Lessee shall pay the same together with any charges from Lender incurred by the Lessor.

Section 5.4. Additional Rent. The Lessee shall pay the following amounts as Additional Rent:

(a) On demand of the Lessor other amounts payable by the Lessee under this Lease Agreement; and

(b) On demand of the Lessor from time to time all tax amounts, together with any interest, penalties and expenses related thereto, not paid by the Lessee pursuant to Section 6.4 and paid by the Lessor or Lender to the appropriate taxing authority,

Section 5.5. Prepaid Rent. The Lessee may pay certain amounts, as agreed and determined by Lessor and Lessee, as Prepaid Rent. Any such Prepaid Rent may be allocated over the Lease Term, if appropriate, as determined by Lessee.

Section 5.6. Payments by Lessee to Lessor. All rent payments to be made by the Lessee under the terms of this Article shall be made payable to the Lessor and shall be delivered to the Lessor by wire transfer to the credit of the Lessor’s account as approved by Lender.

Section 5.7. Security. The Lessee shall provide as security for its obligations under this Lease Agreement an irrevocable standby letter of credit to the Lessor in an amount equal to Four Million Dollars ($4,000,000.00), substantially in the form attached hereto as Exhibit F, draws upon which shall be conditioned upon default by the Lessee in its obligations under this Lease Agreement. This letter of credit shall remain in place commencing on the Commencement Date and expiring on December 31, 2011. As of January 1 of each year beginning January 1, 2008, the principal balance of this letter of credit shall decline by $800,000.00, until extinguished.

(b) Lessee shall not be required to pay any additional security deposit under this Lease Agreement.

Section 5.8. Market Rental. The Lessor and the Lessee believe that the Rent payable hereunder constitutes a fair market rental for the lease of the Existing Campus and the Expanded Campus, as applicable, pursuant to the terms hereof.

ARTICLE VI

MAINTENANCE, SERVICES, MODIFICATIONS

AND ALTERATIONS, TAXES AND INSURANCE

Section 6.1. Maintenance and Modifications by the Lessee. The Lessee shall not abandon, or permit any waste to, the Existing Campus and, on and from the Delivery Date the Expanded Campus. During the Lease Term, the Lessee shall not remove any part of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, outside of Wood County and shall (i) keep the Existing Campus and, on and from the Delivery Date, the Expanded Campus, in a reasonably safe condition; (ii) make all necessary repairs and replacements to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, (whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen); and (iii) operate the Existing Campus and, on and from the Delivery Date, the Expanded Campus, in a sound and economic manner.

Section 6.2. Installation of Additional Fixtures. Lessee or any permitted sublessee of the Lessee from time to time may install additional machinery, equipment or other personal property in the Existing Campus and, on and from the Delivery Date, the Expanded Campus, and such machinery, equipment or other personal property shall not become, or be deemed to become, a part of the Existing Campus and, on and from the Delivery Date, the Expanded Campus. The Lessee from time to time may create or permit to be created any lien on such machinery, equipment or other personal property. Further, the Lessee from time to time may remove or permit the removal of such machinery, equipment and other personal property from the Existing Campus and, on and from the Delivery Date, the Expanded Campus, provided that any such removal of such machinery, equipment or other personal property shall not occur if any such removal shall adversely affect the structural integrity of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, and provided further, that if any damage is occasioned to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, by such removal, the Lessee agrees to promptly repair such damage at its own expense.

Section 6.3. Replacement Parts. Except upon an Event of Total Loss, the Lessee, at its own cost and expense, will promptly replace all Parts which may from time to time become worn out or damaged beyond repair or permanently rendered obsolete or unfit for use for any reason whatsoever to the extent necessary to enable the Lessee to meet its rent payment obligations under this Lease Agreement (such substituted parts hereinafter being called “Replacement Parts”). In addition, in the ordinary course of maintenance, service, repair, overhaul or testing, the Lessee may, at its own cost and expense, remove any Parts, whether or not worn out or damaged beyond repair or permanently rendered obsolete or unfit for use, provided that the Lessee shall, at its own cost and expense, replace such Parts as promptly as practicable to the extent necessary to enable the Lessee to meet its rent payment obligations under this Lease Agreement. All Replacement Parts shall be free and clear of all liens (except Permitted Encumbrances) and shall be in as good operating condition as, and shall have a value or utility at least equal to, the Parts replaced assuming each replaced Part was of the value or utility and in the condition and repair required to be maintained by the terms hereof. All Parts at any time removed from the Existing Campus and, on and from the Delivery Date, the Expanded Campus, shall remain the property of the Lessor, no matter where located, until such Parts shall be replaced by Parts which have been incorporated or installed in or attached to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, and which meet the requirements for Replacement Parts specified above. Immediately upon any Replacement Part meeting such requirements become becoming incorporated or installed in or attached to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, as above provided, without further act, (i) title to the removed Part shall thereupon vest in the Lessee, free and clear of all rights of the Lessor, and shall no longer be deemed a party hereunder, (ii) title to such Replacement Part shall thereupon vest in the Lessor, and (iii) such Replacement Part shall become subject to this Lease Agreement and be deemed part of the Existing Campus and ,on and from the Delivery Date, the Expanded Campus, for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to the Existing Campus and, on and from the Delivery Date, the Expanded Campus. The Lessee agrees to execute and file such documents as may be reasonably required to create, perfect and maintain the security interests of the Lender in any such Replacement Part and the Lessor’s interests in any such Replacement Part.

Section 6.4. Taxes, Assessments and Utility Charges.

(a) The Lessee shall be solely liable for all taxes with respect to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, during the Lease Term. The Lessee agrees to pay, as the same become due and before any fine, penalty, interest (except interest which is payable in connection with legally permissible installment payments) or other cost which may be added thereto or become due to, or be imposed by operation of law for the non-payment thereof, all taxes, payments in lieu of taxes and governmental charges of any kind whatsoever which may at any time be lawfully assessed or levied against or with respect to the Campus and any machinery, equipment or other property installed or bought by the Lessee therein or thereon, including, without limiting the generality of the foregoing, any sales or use taxes imposed with respect to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or any part or component thereof, or the rental or sale of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or any part thereof and any taxes levied upon or with respect to the income or revenues of the Lessor from the Existing Campus and, on and from the Delivery Date, the Expanded Campus. Provided, that any sales or use taxes imposed with respect to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or any part or component thereof, shall be considered part of the Total Project Cost.

(b) The Lessee shall pay or cause to be paid all charges for gas, water, sewage, disposal, garbage and refuse collection, electricity, light, heat or power, telephone or other communication service used, rendered or supplied upon or in connection with the Existing Campus and, on and from the Delivery Date, the Expanded Campus, during the Lease Term and shall indemnify the Lessor against any liability or damages on such account.

(c) Notwithstanding the terms of paragraph (a) above, the Lessee may, at its option, withhold payments of franchise tax and payments of sales and use taxes while a contest of such tax is pending, however, while any such contest is pending the Lessee shall pay all such other taxes, assessments and other charges when due, under protest, subject to the Lessee’s contest.

(d) Within thirty (30) calendar days of receipt of written request therefor, the Lessee shall deliver to the Lessor official receipts of the appropriate taxing authorities or other proof satisfactory to the Lessor evidencing payment of any tax or payment in lieu thereof.

Section 6.5. Insurance Required. At all times throughout the Lease Term, the Lessee shall, at its sole cost and expense, maintain or cause to be maintained insurance against such risks and for such amounts as are customarily insured against by businesses of like size and type and shall pay, as the same become due and payable, all premiums with respect thereto, including, but not necessarily limited to:

(a) Insurance against loss or damage by fire, lightning and other casualties customarily insured against, with a uniform standard extended coverage endorsement, such insurance to be in an amount not less than the full 100% replacement value of the completed buildings and improvements, exclusive of footings and foundations, as determined by a recognized appraiser or insurer selected by the Lessee, but in no event less than $20,000,000. With the Lessor’s express advance written approval, the insurance described in this paragraph, or any portion thereof, can be self-insurance by the Lessee, with such self-insurance not to exceed $5,000,000, with an excess policy for any amount exceeding the amount of self-insurance, but less than the amount of insurance required by this paragraph. In addition, the Lessee shall at all times maintain such other insurance with recognized underwriters against such other risks as are normally insured against and in amounts normally considered prudent by companies carrying on a similar business or another business in a similar location. The Lessee shall upon request of the Lessor from time to time furnish to the Lessor true and complete copies of all such insurance policies or contracts, together with evidence of payment of premiums. In the event Lessee requests approval to be self-insured as hereinabove provided self-insurance shall not relieve Lessee from its obligation to fully insure Lessor from liability.

(b) Workers’ compensation insurance, disability benefits insurance and each other form of insurance which the Lessee or any permitted sublessee is required by law to provide, covering loss resulting from injury, sickness, disability or death of employees of the Lessee or any permitted sublessee who are located at or assigned to the Existing Campus and, on and from the Delivery Date, the Expanded Campus. This coverage shall be in effect from and after the Original Lease Date with respect to the Existing Campus and, on and from the Delivery Date, with respect to the Expanded Campus, or on such earlier date as any employees of the Lessee, or any permitted sublessee, contractor or subcontractor of Lessee, first occupy the Existing Campus and, on and from the Delivery Date, the Expanded Campus.

(c) Insurance protecting the Lessor and the Lessee against loss or losses from liability imposed by law or assumed in any written contract and arising from personal injury, including bodily injury or death of an employee or non-employee, or damage to the property of others, caused by an accident or occurrence with a limit of liability of not less than $1,000,000 (combined single limit for personal injury, including bodily injury or death and property damage) and with a blanket excess liability coverage in an amount not less than $5,000,000 combined single limit or equivalent protecting the lessor and the Lessee against any loss or liability or damage for personal injury, including bodily injury or death, or property damage.

Section 6.6. Additional Provisions Respecting Insurance. All insurance required by Section 6.5 hereof or under any other provision of this Lease Agreement shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by the entity required to procure the same and authorized to write such insurance in the State, except when such insurance is self-insurance as permitted under this Lease Agreement. Such insurance may be written with deductible amounts comparable to those on similar policies carried by other companies engaged in businesses similar in size, character and other respects to those in which the procuring entity is engaged. All policies evidencing the insurance required by Sections 6.5 or under any other provision of this Lease Agreement shall provide for at least sixty (60) calendar days’ prior written notice of the restriction, cancellation or modification thereof to the Lessor and Lender. The policies under Section 6.5(a) shall contain appropriate waivers of subrogation.

Section 6.7. Application of Net Proceeds of Insurance. The Net Proceeds of the insurance carried pursuant to the provisions of this Lease Agreement shall be applied as follows: (i) the Net Proceeds of the insurance required by Section 4.5 hereof shall be applied as provided in Section 7.1 hereof, and (ii) the Net Proceeds of the insurance required by any other provision of this Lease Agreement shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds may be paid.

Section 6.8. Right of Lessor to Pay Taxes, Insurance Premiums and Other Charges. If the Lessee fails (i) to pay any tax, together with any fine, penalty, interest or cost which may have been added thereto or become due or been imposed by operation of law for nonpayment thereof, or assessment or other governmental charge required to be paid by Section 6.4 hereof, (ii) to maintain any insurance required to be maintained by Section 6.5 hereof, (iii) to pay any amount required to be paid by any law or ordinance relating to the use which is due and payable by reason of any conveyance of the leasehold estate in and to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or (iv) to pay any other amount or perform any act hereunder required to be paid or performed by the Lessee hereunder, the Lessor may pay or cause to be paid such tax, assessment or other governmental charge or the premium for such insurance or any such other payment or may perform any such act. No such payment shall be made or act performed by the Lessor until at least ten (10) calendar days shall have elapsed since notice shall have been given by the Lessor to the Lessee, and in the case of any tax, assessment or governmental charge or the amounts specified in paragraphs (iii) and (iv) hereof, no such payment shall be made in any event if the Lessee is contesting the same in good faith in the manner described in this Lease Agreement and no Event of Default hereunder shall have occurred and be continuing. No such payment by the Lessor shall affect or impair any rights of the Lessor hereunder arising in consequence of such failure by the Lessee. The Lessee, shall, on demand, reimburse the Lessor for any reasonable amount so paid or for reasonable expenses or costs incurred in the performance of any such act by the Lessor pursuant to this Section (which shall include all reasonable legal fees and disbursements), together with interest thereon from the date of payment of such amount, expense or cost by the Lessor.

Section 6.9. Alterations. Throughout the Lease Term, the Lessee, at the Lessee’s own expense, may from time to time make such Alterations to the Existing Campus and, on and from the Delivery Date the Expanded Campus, as the Lessee may deem, in its sole discretion, desirable for the proper operation, use and maintenance of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, provided, however, that no such Alteration shall be made by the Lessee if such Alteration, or removal thereof from the Existing Campus and, on and from the Delivery Date the Expanded Campus, would materially diminish the value or utility of the Existing Campus (or any part thereof) and, on and from the Delivery Date the Expanded Campus (or any part thereof), or impair the condition of the Existing Campus (or any part thereof) and, on and from the Delivery Date, the Expanded Campus (or any part thereof); provided further, that all Alterations shall be in compliance with all applicable zoning, planning, building and environmental laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Existing Campus and, on and from the Delivery Date, the Expanded Campus. During the Lease Term, title to any Alteration made pursuant hereto shall without further act vest in the Lessor and shall, without further act, immediately become the property of the Lessor, be deemed to constitute a part of the Expanded Campus and, on and from the Delivery Date, the Expanded Campus, and be subject to this Lease Agreement. Notwithstanding the foregoing, the Lessor and the Lessee hereby agree to execute, deliver and file or record all such documents as may be necessary or appropriate to confirm the status of title to each such Part or Alteration.

ARTICLE VII

DAMAGE, DESTRUCTION AND CONDEMNATION

Section 7.1. Damage or Destruction of the Existing Campus or the Expanded Campus.

(a) If the Existing Campus or any part or component shall be damaged or destroyed (in whole or in part) at any time during the Lease Term or if the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or any part or component shall be damaged or destroyed (in whole or in part) at any time during the Lease Term:

(i) upon the occurrence of such damage or destruction, the Net Proceeds derived from insurance shall be paid to the Lessor; and

(ii) the Lessee shall have the option to terminate this Lease Agreement pursuant to Section 11.1 hereof or to require that the Lessor promptly replace, repair, rebuild or restore the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or the damaged part or component thereof to substantially the same condition and value as the operating entity which existed prior to such damage or destruction, with such changes, alterations and modifications as may be desired by the Lessee, and under the same general terms for construction of the Expansion as provided under this Lease Agreement. Provided, however, that the Lessor’s obligation under this Section 7.1(a)(ii) shall not require any financial expenditure on the part of the Lessor in excess of the Net Proceeds received under Section 7.1(a)(i).

(b) All such repair, replacement, rebuilding, restoration or relocation of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, shall be effected with due diligence in a good and workmanlike manner in compliance with all applicable legal requirements, shall be promptly and fully paid for by the Lessor in accordance with the terms of the applicable contracts, and shall automatically become a part of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, as if the same were specifically described herein. Any balance of such Net Proceeds remaining after payment of all costs of replacement, repair, rebuilding, restoration or relocation shall be retained by the Lessor.

(c) If the Lessee shall exercise its option to terminate this Lease Agreement pursuant to Section 11.1 hereof, the Net Proceeds derived from such insurance shall be applied to the payment of the amounts required to be paid by Section 11.2 hereof and any balance remaining thereafter shall be retained by the Lessor.

Section 7.2. Condemnation.

(a) Complete Taking by Eminent Domain. If during the term of this Lease Agreement the entire Site including Existing Facility and the Expansion shall be taken by an exercise of the power of eminent domain (the “Proceedings”), this Lease Agreement shall terminate as of the date of the vesting of title in the taking authority pursuant to such Proceedings.

(b) Partial Taking by Eminent Domain. If during the Lease Term less than the entire Site shall be taken in any such Proceeding, this Lease Agreement shall terminate as to the portion of the Site so taken upon the vesting of title in the Proceeding; and as to the remainder of the Site, the Rent shall be decreased in proportion to the Net Proceeds of any condemnation award for the portion of the Site so taken, and the Lessee shall be responsible for any necessary restoration of the improvements, including parking spaces, driveways, or of the building, on the remainder of the Site as required for Lessee’s use thereof. Provided that any portion of the condemnation award or compensation intended to compensate the Lessor or the Lessee for such necessary restoration costs shall be paid to the Lessee whether such award be made in the name of the Lessee or the Lessor.

(c) Temporary Taking by Eminent Domain. If all or any portion of the Site is taken by the exercise of the right of eminent domain for governmental occupancy for a limited period, this Lease Agreement shall not terminate, and the Lessee shall continue to perform its obligations hereunder as though such taking had not occurred except to the extent that it may be prevented from so doing pursuant to the terms of the order of the authority which made the taking. In the event of such temporary taking, the Lessee shall be entitled to the entire award made for such taking (whether paid by way of damages, rent or otherwise) unless the period of governmental occupancy extends beyond the termination of the Lease Term, in which case the award shall be apportioned between the Lessor and the Lessee as of the date of such termination.

(d) If the Lessee shall exercise its option to terminate this Lease Agreement pursuant to Section 11.1 hereof, the Net Proceeds from such Condemnation shall be applied to the payment of the amounts required to be paid by Section 11.2 hereof and any balance remaining thereafter shall be retained by the Lessor.

Section 7.3. Condemnation of Lessee-Owned Property. The Lessee shall be entitled to the proceeds of any Condemnation award or portion thereof made for damage to or taking of any Property which, at the time of such damage or taking, is not part of the Existing Campus and, on and from the Delivery Date, the Expanded Campus.

ARTICLE VIII

SPECIAL COVENANTS

Section 8.1. No Warranty of Condition or Suitability of Purpose. THE LESSOR MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, THAT EITHER THE EXISTING CAMPUS OR THE EXPANDED CAMPUS IS OR WILL BE SUITABLE FOR THE LESSEE’S PURPOSES OR NEEDS.

WITHOUT PREJUDICE TO ANY RIGHTS THE LESSEE MAY HAVE AGAINST ANY ARCHITECT, ENGINEER, SUPPLIER OR MANUFACTURER, THE LESSEE ACKNOWLEDGES AND AGREES THAT AS BETWEEN THE LESSEE AND THE LESSOR, AND AT ALL TIMES (BOTH BEFORE COMPLETION AND THEREAFTER), (i) THE SIZE, DESIGN, CAPACITY AND MANUFACTURE OF THE EXISTING CAMPUS, THE EXPANSION, THE EXPANDED CAMPUS AND THE FIXTURES ARE OF THE SIZE, DESIGN, CAPACITY AND MANUFACTURE SELECTED BY THE LESSEE AND (ii) THE LESSEE IS SATISFIED THAT THE EXISTING CAMPUS, THE EXPANSION, THE EXPANDED CAMPUS AND FIXTURES, WILL BE SUITABLE FOR ITS PURPOSES. THE LESSOR REPRESENTS AND WARRANTS, AND THE LESSEE CONFIRMS THAT IT IS AWARE AND AGREES, THAT THE LESSOR IS NOT A MANUFACTURER OR DEALER IN PROPERTY OF SUCH KIND AND THE EXISTING CAMPUS, THE EXPANSION, THE EXPANDED CAMPUS AND THE FIXTURES ARE LEASED HEREUNDER SUBJECT TO ALL APPLICABLE GOVERNMENTAL LAWS, ORDINANCES, RULES, REGULATIONS, ORDERS AND REQUIREMENTS NOW IN EFFECT OR HEREAFTER ADOPTED IN THE STATE, LOCALITY AND CONDITION OF EVERY PARTY THEREOF WHEN THE SAME FIRST BECAME OR BECOMES SUBJECT TO THIS LEASE, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY THE LESSOR, EXPRESS OR IMPLIED, AS TO THE TITLE (EXCEPT AS PROVIDED IN SECTIONS 2.1 AND 3. 1), MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONDITION, DESIGN, OPERATION, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, ABSENCE OF LATENT DEFECTS OR FITNESS FOR USE OF THE CAMPUS OR FIXTURES (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE EXISTING CAMPUS, THE EXPANSION AND THE EXPANDED CAMPUS (OR ANY PART THEREOF). Except as expressly provided herein, all risks incident to the matters discussed in the preceding sentence, as between the Lessor, on the one hand, and the Lessee, on the other, are to be borne by the Lessee. The Lessor assigns to the Lessee all claims and rights which the Lessor may now or hereafter have against third parties in respect of any defect of or damage to the Existing Campus or the Expanded Campus or breach of representation or warranty by such third party, or any other claim or right against any third party as a result of circumstances arising out of this Lease Agreement, and shall cooperate with and comply with all reasonable requests of the Lessee in the preservation, prosecution or enforcement by the Lessee of such claims or rights at the Lessee’s sole cost and expense. The provisions of this paragraph have been negotiated, and, except to the extent otherwise expressly stated, the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by the Lessor, express or implied, with respect to the Existing Campus, the Expansion and the Expanded Campus whether arising pursuant to the Uniform Commercial Code or any similar law now or hereafter in effect, or otherwise.

Section 8.2. Hold Harmless Provisions.

(a) During the Lease Term, Lessee shall, at its sole cost and expense, indemnify, defend and hold harmless the Lessor, its officials, board members, officers, employees and agents, against and from: (i) any loss, damage, or expense incurred or sustained by the Lessor, its officials, board members, officers, employees or agents by reason of the operation or leasing of the Existing Campus, or, on and from the Delivery Date, the Expanded Campus; (ii) any and all claims, losses, damages or expenses by or on behalf of any person, firm or corporation, which result from any occurrence or circumstance on the Existing Campus, or, on and from the Delivery Date, the Expanded Campus or any portion thereof and not resulting from a breach or default in the performance of any covenant or agreement to be performed by the Lessor under the provisions of this Lease Agreement; and (iii) all claims, losses, liabilities, damages, costs and expenses which arise from any breach or default in the performance of any covenant or agreement on the part of the Lessee to be performed pursuant to the provisions of this Lease Agreement. The indemnity herein provided shall include all reasonable costs, counsel fees, expenses and liabilities incurred in connection with any such claim, action or proceeding brought in connection with any of the foregoing, and in case any action or proceeding shall be brought against the Lessor by reason of any such claim, Lessee upon written notice from the Lessor, shall defend such action or proceeding. Notwithstanding any provision herein to the contrary, the Lessee shall have no obligation to indemnify the Lessor to the extent the underlying claim, loss, damage or expense arises from or in connection with the Lessor’s gross negligence or intentional acts or willful misconduct.

(b) During the Construction Period, Lessee shall, at its sole cost and expense, indemnify, defend and hold harmless the Lessor against any costs incurred by Lessor as a result of any loss, damage or expense incurred or sustained by the Lessor, its officials, board members, officers, employees or agents resulting from any action or inaction of Lessee with regard to the Expansion.

(c) Notwithstanding any other provisions of this Lease Agreement, the obligations of the Lessee and Lessor pursuant to this Section 8.2 shall remain in full force and effect after the termination of this Lease Agreement until the expiration of the period stated in the applicable statute of limitations during which a claim, cause of action or prosecution relating to the matters herein described may be brought and payment in full or the satisfaction of such claim, cause of action or prosecution relating to the matters herein described and the payment of all expenses and charges incurred by the Lessor or the Lessee, or their respective members, directors, officers, agents and employees relating to the enforcement of the provisions herein specified. In the event of any claim against the Lessor or the Lessee or their respective members, directors, officers, agents or employees by any employee or contractor of the other party or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the obligations of the Lessor and Lessee hereunder shall not be limited in any way by any limitation on the amount or type of damages, compensation, disability benefits or other employee benefit acts.

Section 8.3. Right to Inspect the Existing Campus and the Expanded Campus. The Lessor and its duly authorized agents shall have the right at all reasonable times to inspect the Existing Campus and, on and from the Delivery Date, the Expanded Campus. In the case of an emergency, the Lessor shall be provided access by the Lessee on reasonable notice. Otherwise, inspections shall be scheduled with Lessee representatives upon the written request of the Lessor, and the Lessor shall execute a confidentiality agreement before entering the Existing Campus and, on and from the Delivery Date, the Expanded Campus, in form and substance reasonably satisfactory to the Lessee to protect against the disclosure by the Lessor of the Lessee’s confidential or proprietary information relating to its operations at the Existing Campus and, on and from the Delivery Date, the Expanded Campus, if so required by Lessee. Notwithstanding the foregoing, the Lessor shall not be constrained thereby from disclosing any information required to be disclosed by it under applicable law. The Lessor shall make a reasonable effort to timely notify the Lessee of any proposed disclosure of information, giving the Lessee as much time as is reasonably possible to permit the Lessee to seek judicial or administrative order, at the Lessee’s sole cost and expense, to prevent or to restrict the proposed disclosure of such information.

Section 8.4. Lessee to Maintain Its Existence. The Lessee agrees that during the Lease Term it will maintain its existence and will not dissolve, liquidate or otherwise dispose of substantially all of its assets; provided, however, subject to restrictions which may arise as a result of Section 9.2 below, that it is expressly understood and agreed that the Lessee may consolidate with or merge into another entity or permit one or more entities to consolidate with or merge into it, in the Lessee’s sole discretion, provided Lessee shall give prior written notice of any proposed consolidation or merger as soon as practicable under the law.

Section 8.5. Qualification in State. The Lessor and the Lessee throughout the Lease Term shall each continue to be each respectfully duly authorized to do business in the State.

Section 8.6. Compliance With Orders, Ordinances. Etc.

(a) The Lessee, throughout the Lease Term, agrees that it will promptly comply, and cause any sublessee or occupant of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, to comply, in all material respects, with all statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses and authorizations, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or to any use, manner of use or condition of the Existing Campus and, on and from the

Delivery Date, the Expanded Campus, of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers and companies or associations insuring the premises having jurisdiction of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or to any use, manner of use or condition of the Existing Campus and, on and from the Delivery Date, the Expanded Campus.

(b) The Lessee shall not cause or permit the Existing Campus and, on and from the Delivery Date, the Expanded Campus, to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials and Hazardous Substances, except in material compliance with all applicable federal, state and local laws or regulations.

(c) Notwithstanding the provisions of subsections (a) and (b) hereof, the Lessee may in good faith contest the validity or the applicability of any requirement of the nature referred to in such subsections (a) and (b) by appropriate legal proceedings conducted in good faith and with due diligence.

(d) Unless the Lessee purchases the Lessor’s right, title and interest in the Existing Campus and, on and from the Delivery Date, the Expanded Campus, upon the expiration or termination of this Lease Agreement, the Lessee shall, at its own risk and expense, redeliver to the Lessor possession and control of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, in its then condition and state of repair free and clear of all liens, except Permitted Encumbrances, and in compliance with all applicable environmental laws.

ARTICLE IX

RELEASE OF CERTAIN LAND; ASSIGNMENTS AND SUBLEASING

Section 9.1. Restriction on Sale; Release of Certain Land.

(a) Except for Permitted Encumbrances and as otherwise specifically provided in this Article IX and in Article X hereof, the Lessor shall not sell, convey, transfer, encumber or otherwise dispose of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or any part thereof or any of its rights under this Lease Agreement, without the prior written consent of the Lessee, which shall not be unreasonably withheld.

(b) The Lessor and the Lessee from time to time may release from the provisions of this Lease Agreement and the leasehold estate created hereby any part of, or interest in, the real property which is not necessary, desirable or useful for the Existing Campus and, on and from the Delivery Date, the Expanded Campus; provided, however, that the Lessor shall not release any part or interest in the Site without the prior written consent of the Lessee, which shall not be unreasonably withheld. In such event, the Lessor shall execute and deliver any and all instruments necessary or appropriate to so release such part of, or interest in, the real property and convey such title thereto or interest therein, to the Lessee or such other Person as the Lessee may designate.

(c) Upon conveyance of any part of, or interest in the real property affected under the provisions of this Section 9.1, Lessee shall not be entitled to an abatement or diminution of the rents payable by it under this Lease Agreement

Section 9.2. Assignment and Subleasing by Lessee.

(a) Except for Permitted Encumbrances and as otherwise provided in this Article IX hereof, the Lessee shall not assign, sublease, mortgage or encumber this Lease Agreement or the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or any part thereof, without the prior consent of the Lessor in each instance. Notwithstanding the foregoing, the Lessee shall have the right, and the Lessor hereby consents, to enter into a sublease of the Expansion Site to PWCADC to allow for the construction of the Expansion. Furthermore, the Lessee shall have the right, without the Lessor’s consent, to enter into an assignment of this Lease Agreement or sublease of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, to any wholly owned subsidiary entity of the Lessee, any entity succeeding to substantially all of the assets of the Lessee as a result of a consolidation or merger, or an entity to which all or substantially all of the assets of the Lessee have been sold; provided, however, that the other entity shall assume in writing all of the Lessee’s obligations hereunder, and, except for a wholly owned subsidiary entity of the Lessee, shall have a net worth immediately prior to the assignment or sublease equal to or greater than the Lessee’s net worth. Notwithstanding any such assignment or sublease, the Lessee shall not be released from any, and shall perform all, obligations imposed upon it hereunder. The consent of the Lessor to an assignment or subletting shall not be unreasonably withheld and shall not be construed to release the Lessee from obtaining the consent in writing of the Lessor to any further assignment or subletting.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.1. Events of Default Defined. The following shall be “Events of Default” under this Lease Agreement:

(a) the failure by the Lessee to pay or cause to be paid on the date due, any amount specified to be paid pursuant to Article V hereof, which default remains continuing and uncured;

(b) any representation or warranty of the Lessor or Lessee herein or in any of the Lease Documents shall prove to have been false or misleading in any material respect;

(c) the failure by the Lessor or the Lessee to observe and perform any covenant, condition or agreement hereunder on its part to be observed or performed (except obligations of the Lessee referred to in 10.1 (a)) for a period of thirty (30) calendar days after written notice, specifying such failure and requesting that it be remedied, given to the noncompliant party by the other party; provided, however, that if such failure is nonmonetary in nature and is curable but is incapable of being cured within thirty (30) calendar days, so long as the noncompliant party shall commence the cure within such thirty (30) day period and diligently proceeds to prosecute the cure to completion or if such failure is being contested to or against the appropriate governmental authority or other third party diligently and in good faith by the noncompliant party, for such period of contest, so long as the party continues such contest, the noncompliant party shall not be in default hereunder; and

(d) the dissolution or liquidation of the Lessee; or the failure by the Lessee to release, stay, discharge, lift or bond within thirty (30) calendar days any execution, garnishment, judgment or attachment of such consequence as may impair its ability to carry on its operations; or the failure by the Lessee generally to pay its debts as they become due; or an assignment by the Lessee for the benefit of creditors; the commencement by the Lessee (as the debtor) of a case in bankruptcy or any proceeding under any other insolvency law; or the commencement of a case in bankruptcy or any proceeding under any other insolvency law against the Lessee (as the debtor) and a court having jurisdiction in the premises enters a decree or order for relief against the Lessee as the debtor in such case or proceeding, or such case or proceeding is consented to by the Lessee or remains undismissed for sixty (60) calendar days, or the Lessee consents to or admits the material allegations against it in any such case or proceeding; or a trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of the Lessee for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors.

Section 10.2. Lessor’s Remedies on Default by Lessee.

(a) Whenever any Event of Default for payment due pursuant to Article V on the part of the Lessee shall have occurred, the Lessor, five (5) days after written notice of such default and providing that such default remains uncured, to the extent permitted by law, by written notice to the Lessee, may declare to be immediately due and payable, whereupon the same shall become immediately due and payable, all remaining Rent accelerated to the Expiration Date.

(b) Whenever any Event of Default on the part of the Lessee shall have occurred, the Lessor may take, to the extent permitted by law, any one or more of the following remedial steps:

(i) declare, by written notice to the Lessee, to be immediately due and payable, whereupon the same shall become immediately due and payable: (A) all unpaid installments of rent payable pursuant to Sections 5.3 and 5.4 hereof, and (B) all other payments due and payable under this Lease Agreement;

(ii) take any other action as it shall deem necessary to cure any such Event of Default, provided that the taking of any such actions shall not be deemed to constitute a waiver of such Event of Default;

(iii) upon at least sixty (60) days written notice, terminate this Lease Agreement; and

(iv) take any other action at, law or in equity which may appear necessary or desirable to collect the payments then due or thereafter to become due and to enforce the obligations, agreements or covenants of the Lessee under this Lease Agreement

Section 10.3. Lessee’s Remedies on Default by Lessor.

(a) Whenever any Event of Default on the part of the Lessor shall have occurred, the Lessee may, to the extent permitted by law, after notice to the Lessor, but shall not be obligated to, remedy such default, and in connection therewith may pay reasonable expenses and employ counsel, provided that the Lessee shall have the right to remedy such default without notice in the event of an emergency. All sums expended or obligations incurred by the Lessee in connection therewith shall be paid by the Lessor to the Lessee upon demand, and if the Lessor fails to reimburse the Lessee within ten (10) business day to which no written notice of objection has been made by the Lessor to the Lessee, the Lessee may, in addition to any other right or remedy that the Lessee may have, deduct such amount from subsequent installments of rent which from time to time thereafter become due to the Lessor.

Section 10.4. Remedies Cumulative. No remedy herein conferred upon or reserved to the parties is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Lease Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle a party to exercise any remedy reserved to it in this Article X, it shall not be necessary to give any notice, other than such notice as may be herein expressly required in this Lease Agreement.

Section 10.5. No Additional Waiver Implied by One Waiver. In the event any agreement contained herein should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 10.6 Liquidated Damages. If payment of Rent shall have been accelerated in accordance with the terms of this Lease Agreement, the Lessor shall demand, by notice to the Lessee, that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor, on such date, as specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of Rent for the balance of the Lease Term remaining after the payment date specified in such notice), an amount equal to the aggregate principal and interest due under the Notes through, and including such date (together with interest on such amount from the payment date specified in such notice to the date of actual payment).

ARTICLE XI

EARLY TERMINATION OF LEASE AGREEMENT;

OPTION TO PURCHASE IN FAVOR OF LESSEE

Section 11.1. Early Termination of Lease Agreement. The Lessee shall have the option to terminate this Lease Agreement, as to all or a portion of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, at any time during the Lease Term (i) upon filing with the Lessor a certificate signed by an authorized representative of the Lessee stating the Lessee’s intention to do so pursuant to this Section and the date upon which such payments pursuant to Section 11.2 hereof shall be made (which date shall not be less than 45 nor more than 90 days from the date such certificate is filed) and (ii) upon compliance with the requirements set forth in Section 11.2 hereof.

Section 11.2. Conditions to Early Termination of Lease Agreement. In the event the Lessee exercises its option to terminate this Lease Agreement in accordance with the provisions of Section 11.1 hereof, the Lessee shall make the following payments (in the event the Lessee terminates the Lease Agreement as to only a portion of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, such payments shall be prorated):

(a) As it relates to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, to the Lessor, an amount equal to the outstanding principal and accrued interest on the Notes and any penalties, fees or costs incurred by the Lessor in connection with the termination of this Lease Agreement; and

(b) All other payments due and owing as of the date of conveyance described in Section 11. 3 hereof, under this Lease Agreement for which the Lessee is responsible under the terms of this Lease Agreement.

Section 11.3. Option to Purchase. Upon termination or expiration of the Lease Term in accordance with Sections 5.2(b) or 11.1 hereof, the Lessee shall have the option to purchase all of the Existing Campus and, on and from the Delivery Date, the Expanded Campus from the Lessor under the following terms:

(a) The purchase price for the Existing Campus and, on and from the Delivery Date, the Expanded Campus shall be the greater of (i) the fair market value (as determined below) of the Existing Campus and, on and from the Delivery Date, the Expanded Campus as of the date of termination of the Lease Agreement or the Expiration Date, whichever the case may be; or (ii) the outstanding principal and accrued interest on the Notes as of the date of termination (in the event Lessee elects to purchase only a portion of the Existing Campus and, on and from the Delivery Date, the Expanded Campus payment of the outstanding principal and accrued interest on the Notes shall be prorated to reflect the portion of the Existing Campus and, on and from the Delivery Date, the Expanded Campus being purchased).

(b) The Lessee shall give written notice to the Lessor (which may be contained in the certificate referred to in Section 11.1. hereof):

(i) declaring the Lessee’s election to purchase the Expanded Campus; and

(ii) fixing the date of closing such purchase (the “Date of Conveyance”), which shall be the date on which this Lease Agreement is to be terminated.

(c) To determine the fair market value, each party shall engage and appoint an appraiser, with a MAI, or comparable professional designation, to conduct an appraisal of the fair market value of the Existing Campus and, on and from the Delivery Date, the Expanded Campus. These appraisals shall be exchanged simultaneously. For purposes of the appraisal, the Existing Campus and, on and from the Delivery Date, the Expanded Campus shall be valued as though the Expanded Campus was not encumbered by this Lease Agreement. If the difference between the two appraisals is 10% or less of the lesser of the two amounts so determined, then the arithmetic average of the two amounts shall be the price determined by appraisal. If the difference exceeds the 10%, then the two appraisers shall obtain a third appraisal (the cost thereof to be shared equally by the Lessor and the Lessee), utilizing the same methodology and this appraisal shall be completed within thirty (30) calendar days of its engagement. The two valuations which are closest together shall be arithmetically averaged and this amount will be the fair market value of the Existing Campus and, on and from the Delivery Date, the Expanded Campus.

Section 11.4. Conveyance on Purchase. At the closing of any purchase of the Existing Campus and, on and from the Delivery Date, the Expanded Campus pursuant to Section 11.3 hereof, the Lessor shall, upon receipt of the purchase price, deliver to the Lessee all necessary documents (i) to convey to the Lessee good and marketable fee simple title to the Existing Campus and, on and from the Delivery Date, the Expanded Campus free and clear of all tenancies, liens, encumbrances, restrictions and easements except those set forth in the title insurance policy issued at the request of the Lessor on the Delivery Date, and such others as the Lessee may accept; and (ii) to release and convey to the Lessee all of the Lessor’s rights and interest in and any rights of action or any future Net Proceeds of insurance or condemnation awards with respect to the Existing Campus and, on and from the Delivery Date, the Expanded Campus. The deed to be delivered by Lessor shall be of the same type which the Lessor received upon the purchase of the Existing Campus and, on and from the Delivery Date, the Expanded Campus and in the usual form, suitable for recording. The Lessee shall pay all state and local documentary taxes imposed upon the transfer of the real estate and the cost of the preparation of the deed. The Lessee shall also pay for any examination of title, the costs of any loan obtained in connection with its purchase of the Existing Campus and, on and from the Delivery Date, the Expanded Campus and all its reasonable fees and costs incurred in connection with the closing, including (except as provided in Section 11.3(c)) those of the Lessor in connection with the conveyance of the Existing Campus and, on and from the Delivery Date, the Expanded Campus, or part thereof, pursuant to this Section 11.4.

ARTICLE XII

ARBITRATION

Section 12.1. General Provision. In any dispute arising out of the terms and covenants of this Lease Agreement or any other Lease Document, such matter shall be determined by arbitration, such arbitration to be the sole and exclusive remedy for settlement of such dispute (except for proceedings to enforce the arbiters’ determination), and such arbitration shall be conducted in the manner specified in this Article and under prevailing arbitration law.

Section 12.2. Selection. The party desiring such arbitration shall give written notice to that effect to the other party stating in reasonable detail the issue(s) to be arbitrated, and shall in such notice appoint a disinterested person of recognized competence in the field involved as arbiter on its behalf. Within ten (10) calendar days thereafter, the other party shall by written notice to the first party appoint a second disinterested person of recognized competence in such field as arbiter on its behalf. The arbiters thus appointed shall appoint a third disinterested person of recognized competence in such field, and such three arbiters shall as promptly as possible determine such matter; provided, however, that:

(a) if the second arbiter shall not have been appointed as aforesaid, the first arbiter shall proceed to determine such matter; and

(b) if within five (5) business days after the appointment of the second arbiter the two arbiters appointed by the parties shall be unable to agree upon the appointment of a third arbiter, they shall give written notice of such failure to the parties, and, if the parties fail to agree upon the selection of such third arbiter within five (5) business days after the arbiters appointed by the parties have notified the parties of their failure to agree, either of the parties, upon written notice to the other party hereto, may request such appointment by the then President of the West Virginia State Bar (or any successor organization), or in his absence, refusal, failure or inability to act, may apply for such appointment to the chief justice of the West Virginia Supreme Court of Appeals.

Lessor and Lessee shall each be entitled to present evidence and argument to the arbiters, which shall be done at a presentation before the arbiters to take place within a reasonable time (but not more than thirty (30) calendar days) after the arbiters have been selected. For purposes of this Section 12.2, an arbiter shall conclusively be deemed “disinterested” if such arbiter is not then, and was not at any prior time, an officer, director, trustee, employee, partner, shareholder or immediate relative of the party appointing him, nor any immediate relative of any such officer, director, trustee, employee, partner, or shareholder. Any third arbiter appointed by agreement between the two appointed arbiters or by agreement between the parties shall be conclusively presumed to be “disinterested”.

Section 12.3. Rulings. The determination of the majority of the arbiters, or of the sole arbiter, as the case may be, shall be conclusive upon the parties, and judgment upon the same may be entered in any court having jurisdiction thereof. Such ruling shall be declaratory of the respective rights of the affected parties under this Lease and shall not in itself be a determination of any default. The arbiters, or the sole arbiter, as the case may be, shall give written notice to the parties stating their or his determination, and shall furnish to each party a signed copy of such determination. If a majority of the arbiters shall fail to determine any dispute within thirty (30) calendar days after the presentation of argument and evidence of the parties, then, instead of such arbitration, either party shall be entitled to seek a judicial determination of the manner in issue in a court of competent jurisdiction.

Section 12.4. Fees. Each party shall pay the fees and expenses of the arbiter appointed by such party and one-half of the fees and expenses of the third arbiter, if any. Each party shall be responsible for its own legal fees and expenses incurred for any dispute which is subject to arbitration.

Section 12.5. Extension of Time Pending Arbitration. Anything in this Lease Agreement to the contrary notwithstanding, whenever under the provisions of this Lease Agreement Lessee is required to make any payment with the express exception of rent payable under Sections 5.3 and 5.4, or to perform any act or thing at a specified time or within a specified time limit, and any such payment or performance is subject to arbitration under this Article, such time or time limit, as the case may be, shall be and be deemed to be extended by the period consumed by the institution, conduct, and prosecution to final conclusion of any arbitration concerning or relating to such payment or performance. Provided, however, that any payment by Sections 5.3 and 5.4 that is not a scheduled monthly payment due and payable specified under Sections 5.3 and 5.4, may be placed in escrow until final conclusion of the arbitration.

ARTICLE XIII

COVENANTS, CONDITIONS AND RESTRICTIONS; PARK MASTER PLAN

Section 13.1. Park Covenants, Conditions and Restrictions/Master Plan. The Lessor and the Lessee agree that the Covenants, Conditions and Restrictions on the Site and the Park Master Plan must include the following provisions, as appropriate:

(a) Any modification, amendment or change in the Covenants, Conditions and Restrictions applicable to either the Site, or the balance of the Park must have the written approval of Lessee.

(b) Prior to any further development of the Park other than that portion leased to the Lessee, the Lessor must obtain from the Lessee written approval of the Park Master Plan.

(c) Due to the Lessee’s occupancy of a majority of the net usable acres of the Park, the Lessee shall have a voting position on the architectural control committee for the Park, or similar entity serving the same purpose, that shall not be less than 51%.

(d) The Covenants, Conditions and Restrictions and the Park Master Plan shall provide for “best practices” with regard to all developments, and best environmental practices for storm sewers, landscaping buffering and all green space, recreational space and wetlands.

(e) All buildings and landscaping in the balance of the Park shall utilize a “campus-like” setting that is in compliance with the Park Master Plan.

(f) The Park Master Plan and Covenants, Conditions and Restrictions shall be jointly prepared by the Lessor and the Lessee, and in all respects shall be consistent with the common goal of the State, the Lessor and the Lessee that the Park shall be the best designed and most attractive commercial/industrial park in the State.

Section 13.2. Signage. In addition to the signs shown on the Plans and Specifications, the Lessee may erect additional signs at the Site, provided that such sign or signs are in compliance with the Covenants, Conditions and Restrictions.

ARTICLE XIV

SUBORDINATION/ESTOPPEL

Section 14.1. Lease Subordinate. Provided Lessee receives a non-disturbance agreement substantially in the form attached hereto as Exhibit G, this Lease Agreement shall be subject and subordinate to the current credit line deed of trust in the amount of $20,000,000 in favor of United Bank, Inc., and any future mortgages, deeds of trust or ground leases and any, amendments, replacements, renewals and extensions thereof. The Lessee agrees at any time hereafter, within fifteen (15) calendar days following demand, to execute and deliver any instruments, releases or other documents that may be reasonably required for the purpose of subjecting and subordinating the Lease Agreement, as above provided, to the lien of any such mortgage, deed of trust or ground lease, provided such documents shall be reasonably acceptable to the Lessee in form and substance. The Lessor shall provide written notice of the existence of this Lease Agreement to any prospective mortgagee or other secured party of the Existing Campus, the Expansion, and, on and from the Delivery Date, the Expanded Campus, prior to encumbering the Existing Campus and, on and from the Delivery Date, the Expanded Campus.

Section 14.2. Attornment. Subject to the terms of this Article XIV, in the event the holder of any mortgage, deed of trust or ground lease shall at any time elect to have this Lease Agreement constitute a prior and superior lien to its mortgage, deed of trust or ground Lease, then, and in such event, upon any such holder or landlord notifying the Lessee to that effect in writing, this Lease Agreement shall be deemed prior and superior in lien to such mortgage, deed of trust, or ground lease, whether this Lease Agreement is dated prior or subsequent to the date of such mortgage, deed of trust or ground lease and the Lessee shall execute such attornment agreement as may be reasonably requested by said holder or landlord, provided that the form and content thereof are reasonably acceptable to the Lessee and contain recognition and non-disturbance covenants satisfactory to the Lessee.

Section 14.3. Lessee’s Notice of Default. The Lessee agrees that, provided the mortgagee, ground landlord or trust deed holder under any mortgage, ground lease, deed of trust or other security instrument (“Mortgagee”) shall have notified the Lessee in writing (by the way of a notice of assignment of Lease or otherwise) of its address, the Lessee shall give such Mortgagee, simultaneously with delivery of notice to the Lessor, by registered or certified mail, a copy of any such notice of default served upon the Lessor. The Lessee further agrees that said Mortgagee shall have the right to cure any alleged default during the same period that the Lessor has to cure such default.

Section 14.4. Estoppel Certificates. The Lessor and the Lessee shall, each without charge at any time and from time to time, within fifteen (15) calendar days after written request by the other party, certify, to the extent true, by written instrument, duly executed, acknowledged and delivered to any mortgagee, assignee of a mortgagee, proposed mortgagee, or to any purchaser or proposed purchaser, or to any other person transacting business with the

Lessor or the Lessee and relating to the Existing Campus and, on and from the Delivery Date, the Expanded Campus as follows:

(a) That this Lease Agreement is unmodified and in full force and effect or, if there have been modifications, that the same is in full force and effect, as modified, and stating the modifications;

(b) The dates to which Rent has been paid in advance;

(c) Whether or not there are then existing any breaches or defaults by such party or the other party known by such party under any of the covenants, conditions, provisions, terms or agreements of this Lease Agreement, and specifying such breach of default, if any, or any setoffs or defenses against the enforcement of any covenant, condition, provision, term or agreement of this Lease Agreement (or of any guaranties) upon the part of Lessor or Lessee (or any guarantor), as the case may be, to be performed or complied with (and, if so, specifying the same and the steps being taken to remedy the same); and

(d) Such other statements or certificates as the Lessor, the Lessee or any mortgagee may reasonably request.

It is the intention of the parties hereto that any statement delivered pursuant to this Section 14.4 may be relied upon by any such parties transacting business with the Lessor or the Lessee and relating to the Existing Campus and, on and from the Delivery Date, the Expanded Campus. If the Lessor or the Lessee does not deliver such statement to the requesting party within such fifteen (15) day period, and such failure continues for five (5) calendar days following receipt of a second notice stipulating that such continuing failure shall have the consequences set forth herein, the requesting party, and any applicable party transacting business relative to the Existing Campus and, on and from the Delivery Date, the Expanded Campus, with the requesting party, may conclusively presume and rely upon the following facts: (i) that the terms and provision of this Lease Agreement have not been changed except as otherwise represented by the requesting party; (ii) that the Lease Agreement has not been canceled or terminated and is in full force and effect, except as otherwise represented by the requesting party; (iii) that the current amount of the Rent is as represented by the requesting party; (iv) that there have been no subleases or assignments of the Lease Agreement; (v) that not more than one month’s rent or other charges have been paid in advance; and (vi) that the requesting party is not in default under the Lease Agreement. In such event, the non-requesting party shall be estopped from denying truth of such facts, but shall be entitled to recover damages from the requesting party to the extent such facts are not true and the non-requesting party incurs actual damages as a result of such untrue facts.

ARTICLE XV

MISCELLANEOUS

Section 15.1. Notice. All notices, certificates and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by confirmed facsimile transmission (with follow-up hard copy) or one (1) day after sent by guaranteed overnight delivery, or five (5) calendar days after mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows or to such other address as any party may specify by like notice (provided, however, that notices of a change of address or person to whom notice shall be given shall be made in accordance with this paragraph and shall be effective only upon receipt thereof):

To the Lessor:

Wood County Development Authority

P.O. Box 1683

408 Juliana Street

Parkersburg, West Virginia 26102

Attention:    Chairman

Fax No.:       (304) 485-5219

To the Lessee:

Coldwater Creek, Inc.

One Coldwater Creek Drive

Sandpoint, Idaho 83864

Attention:    Executive Vice President and Chief Financial Officer

Fax No.:       (208)265-7108

Section 15.2. Binding Effect. This Lease Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

Section 15.3. Renewal Options. The Lessee shall have the right to renew and extend the term of this Lease Agreement for the Renewal Terms as hereinafter provided, subject to the following terms and conditions:

The Lessee may extend this Lease Agreement for four (4) Renewal Terms of five (5) years each by the Lessee giving the Lessor notice, in writing, of its intent to exercise such renewal option (a “Renewal Notice”), no less than six (6) months prior to the expiration of the Lease Term or the immediately preceding Renewal Term, as applicable. Such Renewal Term(s) shall commence immediately upon the expiration of the Lease Term or the preceding Renewal Term, and upon exercise of each renewal option the expiration date of the term shall automatically become the last day of the applicable Renewal Term.

The exercise by the Lessee of the renewal option(s) set forth herein must be made, if at all, by delivery of a Renewal Notice to the Lessor on or before the dates set forth-above. Once the Lessee has exercised any such renewal option, the Lessee may not thereafter revoke the exercise of such option. At the Lessor’s election, the Lessee’s rights to Renewal Terms as provided under this Section shall terminate and be of no further force or effect if (i) an Event of Default exists under the Lease Agreement at the time the Lessee attempts to exercise its renewal option, or (ii) the Lessee defaults under any provision of the Lease Agreement after exercising its renewal option and such default continues beyond any applicable period provided in this Lease Agreement.

Rent for each year under the Renewal Terms shall be at the per square foot rate equal to the “Fair Market Rate.” The Fair Market Rate shall be agreed upon by Lessor and the Lessee within fifteen (15) calendar days of the date on which the Lessee exercised its renewal option. In the event the parties are unable to timely agree on the Fair Market Rate, the dispute shall be resolved by arbitration pursuant to Article XII.

Except as set forth herein, the leasing of the Expanded Campus for the Renewal Term(s) shall be upon the same terms and conditions as are applicable for the initial term and any subsequent Renewal Term(s), and shall be upon and subject to all of the provisions of this Lease Agreement.

Section 15.4. Severability. In the event any provision of this Lease Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 15.5. Amendments, Changes and Modifications. This Lease Agreement may not be amended, changed, modified, altered or terminated except in a writing executed by the parties hereto.

Section 15.6. Execution of Counterparts. This Lease Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 15.7. Broker. Lessor and Lessee represent to each other that each has not entered into any agreement or otherwise dealt with any brokers or finders in connection with this Lease other than Cushman Realty Corporation, Los Angeles, California, who represents it is representing Lessee and whose commission shall be paid by Lessee. Lessee shall protect, defend, indemnify and hold Lessor harmless against any claims for brokerage or other commission arising by reason of a breach of the aforesaid representation and warranty, for any action or inaction on the part of the Lessee.

Section 15.8. Applicable Law. This Lease Agreement shall be governed exclusive by the applicable laws of the State without regard or reference to its conflict of laws principles.

Section 15.9. Legal Costs. The parties hereto agree that each respective party shall be responsible for any legal fees and/or expenses incurred by said party in any way or manner arising out of this Lease Agreement, except for fees and/or expenses incurred which are reimbursable pursuant to Article 8.2 of this Lease Agreement.

Section 15.10. Recordation. The parties hereto, on the request of either of them, shall enter into a memorandum of this Lease Agreement, in recordable form, setting forth the identities of the Lessor and the Lessee, the date of the expiration of the Lease Term, and such other information upon which the Lessor and the Lessee shall agree. Upon any extensions hereof, an amendment to such agreement shall be executed and recorded reflecting such renewal and expiration date thereof.

Section 15.11. Survival of Obligations. This Lease Agreement shall survive the performance of the obligations of the Lessee to make payments required by Sections 5.3 and 5.4 and all indemnities shall survive the foregoing and any termination or expiration of this Lease Agreement.

Section 15.12. Table of Contents and Section Headings Not Controlling. The Table of Contents and the headings of the several Sections in this Lease Agreement have been prepared for convenience of reference only and shall not control or affect the meaning of or be taken as an interpretation of any provision of this Lease Agreement.

Section 15.13. Disclaimer of Relationship. Nothing contained in this Lease Agreement, nor any act of Lessor or Lessee, shall be deemed or construed by any person to create any relationship of limited or general partnership or joint venture between the Lessor and the Lessee, nor any third party beneficiary in favor of any person.

Section 15.14. Further Assurances. During the Construction Period, the Lessee shall cooperate with Lessor in providing such information and other assistance as Lessor shall request and which, in Lessee’s sole discretion, shall be necessary to implement the permanent financing of the Expansion.

IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease Agreement to be executed in their respective names by their duly authorized officers, all as of the date hereof.

WOOD COUNTY
DEVELOPMENT AUTHORITY

By:	/s/ J. Fred Earley II
	Name:	J. Fred Earley II
	Title:	Chairman

COLDWATER CREEK INC.

By:	/s/ Melvin Dick
	Name:	Melvin Dick
	Title:	Executive Vice President and CFO

EXHIBIT A

Form of Certificate of Acceptance

CERTIFICATE OF ACCEPTANCE

Pursuant to and as required by the SUBLEASE AGREEMENT dated as of January     , 2006 (the “Sublease Agreement”) between PARKERSBURG-WOOD COUNTY AREA DEVELOPMENT CORPORATION, as Sublessee (the “Sublessee”), and COLDWATER CREEK INC., as Sublessor (the “Sublessor”), the Sublessor hereby certifies that the status of work on the Expansion is as described in the Plans and Specifications and the Certificate of Substantial Compliance tendered by the contractor for the work, and that it hereby accepts the Expansion effective                     , 200  . Terms used herein shall have the meanings ascribed to them in the Sublease Agreement.

The Sublessor hereby represents and warrants to the Lessor and to the Sublessee that on the date hereof:

(a)	No Default or Event of Default under the Sublease Agreement has occurred and is continuing.

(b)	All conditions for leasing of the Expansion under the Prime Lease have been satisfied.

(c)	The Sublessor has obtained, and there are in full force and effect, such insurance policies with respect to the Expansion as are required to be maintained on the date hereof under the terms of the Prime Lease.

(d)	The Sublessor hereby reconfirms its obligations and representations set forth in the Prime Lease as if made on the date hereof, including without limitation, its obligation to pay all Rent under the Prime Lease without any Abatements for any reason whatever, including any defect in the Expansion, or in the Lessor’s title thereto, and its representations set forth in Section 2 thereof as to the lack of any representations or warranties by Lessor with respect to the Expanded Campus.

IN WITNESS WHEREOF, the Sublessee has caused this Certificate of Acceptance to be duly executed by its officers thereunto duly authorized this      day of                     , 2006.

COLDWATER CREEK INC.

By:
Its:

EXHIBIT B

Description of the Expansion Site

DESCRIPTION OF SURVEY

FOR

11.31 ACRE TRACT

A tract of land, situate on the Coldwater Creek Distributors property, located in Tygart District, Wood County, West Virginia, more particularly described as follows;

Beginning at a point in the common division line between Clearwater Creek Distributors, and the Parkersburg / Wood County Development Corporation, from which a 5/8 inch rebar bears S 35º19’ W at 639.30 feet, thence running with said Development Corporation

N 35º19’ E, 494.00 feet to a point, from which a 5/8 inch rebar bears N 35º19’ E at 182.14 feet, thence leaving said Development Corporation and running through and across the property from which this conveyance is a part of

S 54º29’ E, 998.01 feet to a point, thence

S 35º31’ W, 494.00 feet to a point, thence

N 54º29’ W, 996.32 feet to the point of beginning containing 11.31 acres more or less as shown on a plat of survey by Potesta and Associates, Inc., dated October, 2005, said plat is hereby made mention of and made a part of this description.

EXHIBIT C

WCDA Real Estate Description for the Site

(60 ACRE TRACT)

All of those two certain tracts or parcels of land, together with the improvements thereon and the appurtenances thereunto belonging, situate in the City of Parkersburg (formerly Tygart District), Wood County, West Virginia, and being more particularly bounded and described as follows:

TRACT NO. 1 58.714 ACRES

BEGINNING N 54º 26’ 40” E 77.32 feet from the Northwesterly corner of PWCADC 1.334 Ac. R/W Tract and the end of WV Rt. 14/25, thence N 33º 03’ 35” W 845.77 feet; thence N 35º 19’ 02” E 1,315.44 feet; thence N 88º 27’ 35” E 898.18 feet to the C/A R/W Line of I-77; thence with the C/A R/W Line of I-77 the following three courses, S 24º 52’ 04” E 609.76 feet, thence S 14º 30’ 22” E 567.22 feet, thence S 04º 11’ 18” W 95.00 feet; thence leaving the C/A R/W of I-77 and with the lines of PWCADC 21.055 Ac. Tract the following seven courses, S 70º 00’ 00” W 565.00 feet, thence N 20º 00’ 00” W 220.00 feet, thence S 70º 00’ 00” W 130.00 feet, thence S 35º 19’ 02” W 275.00 feet, thence S 54º 40’ 58” E 80.0 feet, thence S 20º E 245.0 feet, thence S 35º 19’ 02” W 357.64 feet to the Northerly R/W Line of the 1.334 Ac. R/W Tract; thence leaving the PWCADC 21.055 Ac. Tract lines with the Northerly R/W Line of the 1.334 AC R/W the following three courses, N 69º 21’ 26” W 204.82 feet, thence N 52º 03’ 35” W 287.00 feet, thence S 81º 26’ 25” W 228.11 feet, to the place of beginning, containing 58.714 acres, more or less.

TRACT NO. 2 1.334 ACRES

BEGINNING in the line of Stiles and the PWCADC, said point being N 35º 33’ 20” W 859.09 feet from the Southwesterly corner of the PWCADC 83.13 Acre Tract, thence N 35º 33’ 20” W 98.81 feet; thence N 54º 26’ 40” E 77.32 feet; thence N 81º 26’ 25” E 228.11 feet; thence S 52º 03’ 35” E 287 feet; thence S 69º 21’ 26” E 204.82 feet to a point in the line of a 21.055 Acre Tract; thence with said Tract the following courses, S 35º 19’ 02” W 72.36 feet, N 69º 21’ 26” W 197.14 feet, N 52º 03’ 35” W 240 feet, S 81º 26’ 25” W 176 feet and S 54º 26’ 40” W 73.01 feet to the place of beginning, containing 1.334 acres, more or less.

Being the same property acquired by the Grantor by virtue of the deed dated May 27, 1999, from Parkersburg-Wood County Area Development Corporation, of record in the office of the Clerk of the County Commission of Wood County, West Virginia, in Deed Book 990, at page 852.

There is EXCEPTED from the conveyance of Tract No. 2 the same easement and right of way for purposes of pedestrian and vehicular ingress and egress (together with the right to repair, maintain, improve, extend, replace and reconstruct the existing roadway across said Tract No. 2) and for purposes of drainage and for purposes of laying, placing, installing, maintaining, repairing, extending, replacing, relocating, removing, using and tapping into utilities (whether presently existing or hereinafter installed), in, upon, under, over, through and across the aforesaid Tract No. 2, which was reserved by Parkersburg-Wood County Area Development Corporation in the above-described deed of even date herewith from Parkersburg-Wood County Area Development Corporation.

EXHIBIT D

PLANS AND SPECIFICATIONS

Expanded Receiving Area
New Construction
Existing
Existing Parking
New Parking
Existing Parking
Allegheny Power Substation
I-77

Coldwater Creek Parkersburg Expansion

Site Plan

ALSC ARCHITECTS

Expanded Receiving Area
New Construction
Existing
Existing Parking
Building Section
Existing
New Construction

Coldwater Creek Parkersburg Expansion

Building Plan

ALSC ARCHITECTS

EXISTING COLDWATER CREEK
DISTRIBUTION CENTER
DISTRIBUTION CENTER
EXPANSION
NEW CONCRETE LOADING DOCK
CONCRETE LOADING DOCK
ASPHALT
LEGEND
NEW
EXISTING
SWALE
A1 GRADING PLAN

ALSC

COLDWATER CREEK
PARKERSBURG EXPANSION

COLDWATER CREEK
PARKERSBURG, WV

GRADING PLAN

10-c

ALT # 1
EXISTING DISTRIBUTION CENTER
DISTRIBUTION CENTER ADDITION
NEW FIRE LANE
NEW ASPHALT SIDEWALK
END OF EXIST PAVING
NEW CONC SIDEWALK
END EXIST SIDEWALK
EXIST CONC SIDEWALK
EXIST PAVING
NEW ASPHALT PAVING BASE PROJECT
NEW ASPHALT PAVING
ALTERNATE # 2
ADDENDUM # 3
COLDWATER CREEK PARKERSBURG DISTRIBUTION CENTER ADDITION
NEW PAVING & CURB
A1 SITE PLAN

ALSC

www.alscarchitects.com

COLDWATER CREEK
PARKERSBURG EXPANSION

COLDWATER CREEK
PARKERSBURG, WV

SITE PLAN

AS-101

EXISTING DISTRIBUTION CENTER
487' 8" +/-
DOUBLE EGRESS DOORS
EXIST 4 HR FIRE WALL
EXISTING 9 1/4" TILT UP CONC WALL
NEW 4 HR AREA SEPARATION WALL
NEW 3 HR FIRE WALL
DOUBLE EGRESS DOORS
A1 FLOOR PLAN
NORTH

ALSC ARCHITECTS

COLDWATER CREEK
PARKERSBURG EXPANSION

COLDWATER CREEK
PARKERSBURG, WV

FLOOR PLAN

A-101

16
16.2
17
18
19
20
21
22
23
24
25
26
27
28
29
EXIT
49
50
51
52
53
55
57
59
61
63
65
67
RAMP
EXIT
U
40'-6"
T
S
R
Q
P
EXIT
N
M
L
K.1
K

K.1
K
J
EXIT
H
G
F
E
EXIT
D
C
B
EXIT
A
EXIT
EXIT
EXIT

EXHIBIT E

BASIC RENT- I

Commencement Date until the earlier of the Delivery Date or Expiration Date

The Basic Rent payable to Lessor for the Lease of the Existing Campus is payable from the Commencement Date until the earlier of the Delivery Date or the Expiration as follows:

LEASE YEARS*	ANNUAL RENT**	MONTHLY RENT
Years 1 (commencing January 21) -3 (adjustment year)	$2,225,947.04	$185,495.58
Years 3 (commencing June 21) -8 (adjustment year)	$2,230,947.04	$185,912.25
Years 8 (commencing June 21) -13	$2,235,947.04	$186,328.92

*	Rent in Lease Years 3 and 8 adjusts commencing June 21 of each Lease Year 3 and 8.

**	This Basic Rent payment schedule is calculated in substantial part upon the Total Project Cost as defined in the Original Lease. Effective as of July 1, 2004, ANNUAL RENT attributable to the Total Project Cost of the Existing Campus has been calculated utilizing a Rent Factor of 6.16%.

***	This Basic Rent payment schedule is subject to change and shall be agreed to by the Lessor and the Lessee effective for Years 3-8 and Years 8-13 in the event adjustments to the Rent Factor applied against a portion ($15,791,412.28) of the Total Project Cost of the Existing Campus shall be required for Years 3-8 and Years 8-13 due to interest rate adjustments on the Notes.

BASIC RENT - II

Delivery Date to Expiration Date

The Basic Rent payable to Lessor for the Lease of the Existing Campus is payable as calculated from the Commencement Date to the Expiration Date as follows:

LEASE YEARS*	ANNUAL RENT**	MONTHLY RENT
Years 1 (commencing January 21) -3 (adjustment year)	$2,225,947.04	$185,495.58
Years 3 (commencing June 21) -8 (adjustment year)	$2,230,947.04	$185,912.25
Years 8 (commencing June 21) -13	$2,235,947.04	$186,328.92
Years 13 (commencing June 21) -20	$2,235,947.04	$186,328.92

*	Rent for Lease Years 3 and 8 adjusts commencing June 21 of each Lease Year 3 and 8.

**	This Basic Rent payment schedule is calculated in substantial part upon the Total Project Cost as defined in the Original Lease. Effective as of July 1, 2004, ANNUAL RENT attributable to the Total Project Cost of the Existing Campus has been calculated utilizing a Rent Factor of 6.16%.

***	This Basic Rent payment schedule is subject to change and shall be agreed to by the Lessor and the Lessee effective for Years 3-8 and Years 8-13 in the event adjustments to the Rent Factor applied against a portion ($15,791,412.28) of the Total Project Cost of the Existing Campus shall be required for Years 3-8 and Years 8-13 due to interest rate adjustments on the Notes.

****	This Basic Rent payment schedule is subject to change and shall be agreed to by the Lessor and the Lessee effective for Years 13-20 in the event adjustments to the Fair Market Rate are required in keeping with Section 5.8 of the Lease Agreement.

Plus On and After the Delivery Date:

	Total Project Cost	Rent Factor	Annual Rent	Monthly Rent
Years 1-20	$19,500,000	8%	$1,986,000.00	$164,500.00

This added rent payment is subject to change and shall be agreed to by the Lessor and the Lessee on the Delivery Date. Adjustments shall be required due to the following factors:

(1)	Revisions to Total Project Cost of the Expansion.

(2)	Adjustment to the Rent Factor due to interest rate changes until Delivery Date.

EXHIBIT F

FORM OF LETTER OF CREDIT

IRREVOCABLE LETTER OF CREDIT

Wood County Development Authority	Letter of Credit No.
408 Juliana Street	Date: January __, 2006
Parkersburg, West Virginia 26102

Ladies and Gentlemen:

At the request and for the account of Coldwater Creek Inc. , One Coldwater Creek Drive, Sandpoint, ID 83864 (“Applicant”), we hereby establish our Irrevocable Letter of Credit in your favor in the amount of Four Million United States Dollars (US$4,000,000.00) available with us at our above office by payment of your draft(s) drawn on us at sight accompanied by your signed and dated statement worded as follows:

“The undersigned, an authorized representative of the beneficiary (“Beneficiary”) of Wells Fargo Bank Letter of Credit No.              (the “Wells Credit”) hereby certifies that Coldwater Creek Inc. has defaulted in its obligations under that certain Amended and Restated Lease Agreement dated January 10, 2006 between Coldwater Creek Inc. and Wood County Development Authority (as such lease may be amended, restated or replaced, the “Lease”) and that the default under the Lease is continuing. The undersigned further certifies that demand for payment of the amount due under the Lease has been made of Coldwater Creek Inc., that such payment was not paid in full within five (5) days of the demand and the amount drawn under the Wells Credit represents such unpaid amount”

Each draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft and the original of the Letter of Credit will be returned to you at your address above via express courier unless it has been fully utilized.

Partial and multiple drawings are permitted under this Letter of Credit.

Each draft must be marked “Drawn under Wells Fargo Bank, N.A. Letter of Credit No.             .”

This Letter of Credit expires at our above office on December 31, 2011 (the “Expiration Date”).

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be affected only through ourselves and only upon presentation to us at our above-specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit A together with the original of this Letter of Credit. Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee. All charges in connection with any transfer of this Letter of Credit are for the Applicant’s account.

As used below, (a) the terms “Conforming Draft” and “Conforming Drafts” mean, as the context shall require, a draft or drafts presented to us under and in compliance with the terms of this Letter of Credit, and (b) the term “Business Day” means a day on which we are open at our above address in San Francisco, California to conduct our letter of credit business, and (c) the term “Maximum Drawable Amount” means, for any one time period set forth below under the column titled “Presentation Periods” (each such time period a “Presentation Period”), the maximum aggregate amount of all Conforming Drafts that may be presented to us during such Presentation Period. Your failure to present a Conforming Draft to us during any Presentation Period shall not preclude your right to present a Conforming Draft(s) to us under this Letter of Credit during any or each subsequent Presentation Period. Notwithstanding any provision to the contrary in the UCP (as defined below), if December 31, 2007 or any other date specified below under the column titled “Presentation Periods” is not a Business Day then such date shall be automatically extended to the next succeeding date which is a Business Day.

The Maximum Drawable Amount for the first Presentation Period is the amount set forth below under the column titled “Maximum Beginning Amounts” directly opposite the first Presentation Period, and the Maximum Drawable Amount for each subsequent Presentation Period is the lesser of:

(1) the amount set forth below under the column titled “Maximum Beginning Amounts” directly opposite that Presentation Period, and

(2) the remainder of (a) the Maximum Drawable Amount for the immediately preceding Presentation Period minus (b) the sum of the amount of all Conforming Drafts, if any, presented to us during the immediately preceding Presentation Period.

PRESENTATION PERIODS	MAXIMUM BEGINNING AMOUNTS
On or before December 31, 2007	US $	4,000,000.00
After December 31, 2007 and on or before December 31, 2008	US $	3,200,000.00
After December 31, 2008 and on or before December 31, 2009	US $	2,400,000.00
After December 31, 2009 and on or before December 31, 2010	US $	1,600,000.00
After December 31, 2010 and on or before the Expiration Date	US $	800,000.00

Except as otherwise provided in this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice For Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “UCP”). This Letter of Credit shall be deemed to be issued under the laws of the State of West Virginia and shall, as to matters not governed by the UCP, be governed by and construed in accordance with the laws of the State of West Virginia.

We hereby agree to honor each draft drawn under and in compliance with the terms of this Letter of Credit.

Very truly yours

WELLS FARGO BANK, N.A.

BY:
(AUTHORIZED SIGNATURE)

Exhibit A

Wells Fargo Bank, N.A. Letter of Credit No.

Date:

Wells Fargo Bank, N.A.

Trade Services Division, Northern California

One Front Street, 21st Floor

San Francisco, California 94111

Subject: Your Letter of Credit No.

Ladies and Gentlemen:

For value received, we hereby irrevocably assign and transfer all our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended or increased, to:

_________________________

[insert name of transferee]

_________________________

_________________________

[insert address]

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us.

Enclosed are the original Letter of Credit and the original of all amendments to this date. Please notify the transferee of this transfer and of the terms and conditions of the Letter of Credit as transferred. This transfer will not become effective until the transferee is so notified.

Very truly yours, [insert name of transferor]

By:
Name:
Title:

Signature of Transferor Guaranteed [insert name of bank]

By:
Name:
Title:

EXHIBIT G

FORM OF

NON-DISTURBANCE ATTORNMENT AND SUBORDINATION AGREEMENT

NON-DISTURBANCE AND

ATTORNMENT AGREEMENT

THIS AGREEMENT is made and entered into as of this              day of             ,              by and between                         , (“Mortgagee”) and Coldwater Creek Inc. (“Lessee”).

WHEREAS, the Lessee has entered into that certain Amended and Restated Lease Agreement (“Lease Agreement”) dated             , 2006, with the Wood County Development Authority (the “Lessor”) covering the Existing Campus, and on and after the Delivery Date, the Expanded Campus, as such terms are defined in the Lease Agreement. Capitalized terms not otherwise defined herein shall have the same meaning as ascribed to them in the Lease Agreement; and

WHEREAS, Mortgagee has agreed that the Lease Agreement is now and shall remain subject and subordinate to the operation and effect of that certain [Credit Line] Deed of Trust made for the benefit of Mortgagee covering the Existing Campus/Expanded Campus which has heretofore been or will be recorded in the land records of Wood County, West Virginia; and

W I T N E S S E T H:

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth, Mortgagee and Lessee hereby covenant and agree as follows:

1. Non-disturbance and Attornment. The Lease Agreement shall not be terminated, nor shall Lessee’s use, possession or enjoyment of the Existing Campus/Expanded Campus be interfered with, nor shall the Lease Agreement hold estate granted by the Lease Agreement be affected in any other manner, in any foreclosure or other action or proceeding instituted under or in connection with the Security Documents or in Mortgagee’s possession of the Existing Campus/Expanded Campus; provided, however, that if, at the time of, or at any time subsequent to, any such foreclosure action, a default exists and such a default has continued to exist for such period of time (after such applicable notice and grace period, if any, as required by the Lease Agreement) that would entitle Lessor under the Lease Agreement to terminate the Lease Agreement or would entitle such Lessor to dispossess Lessee thereunder, a purchaser of the Existing Campus/Expanded Campus upon or after such foreclosure may exercise the rights of Lessor, by reason of such default or event, to terminate the Lease Agreement or to dispossess thereunder; and further provided that, if such rights are not exercised, the Lease Agreement shall continue in full force and effect in accordance with its terms and Lessee, in such event, agrees to recognize and attorn to the new owner pursuant to such foreclosure sale. Notwithstanding the foregoing, no failure or delay on the part of Mortgagee or purchaser in exercising any right, power or privilege under the Lease Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under the Lease Agreement preclude any other or further exercise thereof.

2. Lessee’s Obligations. If the interests of Lessor under the Lease Agreement shall be transferred to and owned by Mortgagee by reason of foreclosure or other proceedings brought by it, or by any other manner, and Mortgagee succeeds to the interests of Lessor under the Lease Agreement, Lessee shall be bound to Mortgagee under all of the terms, covenants and conditions of the Lease Agreement for the balance of the term thereof remaining and any extensions or renewals thereof which may be affected in accordance with any option therefor in the Lease Agreement, with the same force and effect as if Mortgagee were the lessor under the Lease Agreement, and Lessee does hereby attorn to Mortgagee as its landlord, the said attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties hereto immediately upon Mortgagee succeeding to the interest of Lessor under the Lease Agreement. The respective rights and obligations of Lessee and Mortgagee under such attornment, to the extent of the then remaining balance of the term of the Lease Agreement and any extensions or renewals, shall be and are the same as now set forth therein, except as herein otherwise expressly provided.

3. Mortgagee’s Obligations. If Mortgagee shall succeed to the interests of Lessor under the Lease Agreement, Mortgagee shall be bound to Lessee under all of the terms, covenants and conditions of the Lease Agreement and, from and after Mortgagee’s succession to the interest of Lessor under the Lease Agreement, Lessee shall have the same rights and remedies against Mortgagee for the enforcement of its rights thereunder and the breach of any agreement contained in the Lease Agreement that Lessee might have had under the Lease Agreement against Lessor thereunder if Mortgagee had not succeeded to the interests of such Lessor; provided, however, that Mortgagee shall not be:

(a)	liable for any act or omission of any prior or subsequent lessor except for non-monetary defaults of a continuing nature of Lessor under the Lease Agreement of which prior written notice has been given to Mortgagee stating with particularity the default and a demand to cure the default, provided, however, that notwithstanding the date of any such written notice, Mortgagee shall be afforded the full period stated in the Lease Agreement to cure the expressed default commencing from the date of Mortgagee’s succession to the interest of Lessor under the Lease Agreement; or

(b)	subject to any off-sets or defenses which Lessee might have against any prior Lessor; or

(c)	bound by any rent or additional rent which Lessee might have paid for more than 31 days in advance to any prior Lessor, except as expressly required under the Lease Agreement; or

(d)	bound by any amendment or modification of the Lease Agreement of which Mortgagee was not provided with prior written notice by Lessee, such notice may be satisfied by forwarding a form of the amendment or modification of the Lease Agreement prior to its effective date from which the executed original shall not substantially deviate.

4. Insurance Proceeds. Mortgagee agrees that in the event of damage or destruction of the Existing Campus/Expanded Campus, Lessee or Lessor shall be entitled to all insurance proceeds to which either of them would be entitled under the Lease Agreement regardless of any provision of the Security Documents to the contrary, provided that Lessee or Lessor, whichever the case may be, shall repair or restore the Existing Campus/Expanded Campus following any casualty in accordance with the terms of the Lease Agreement.

5. Title of Paragraphs. The titles of the paragraphs of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia.

7. Provisions Binding. The terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns, respectively, of Mortgagee and Lessee. The reference contained to successors and assigns of Lessee is not intended to constitute and does not constitute as consent by Mortgagee to an assignment by Lessee, but has reference only to those instances in which Lessor under the Lease Agreement and Mortgagee, to the extent required herein, shall have given written consent to a particular assignment by Lessee thereunder but nothing herein shall be construed to give Mortgagee such consent rights except as otherwise expressly set forth in the Lease Agreement.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto set their respective hand and seals as of the day, month and year first above written.

Mortgagee:

By:
Its:

Lessee:

By:
Its: